Exhibit 99.1

HF Sinclair Corporation Announces Redemption of HollyFrontier Corporation’s 5.875% Senior Notes due 2026

DALLAS, TEXAS, January 27, 2025—HF Sinclair Corporation (the “Corporation”) (NYSE: DINO) today announced that it will redeem all of the outstanding 5.785% Senior Notes due 2026 (the “Notes”) of HollyFrontier Corporation, its wholly owned subsidiary. The redemption price for the Notes will equal the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) the “make-whole” redemption premium specified in the indenture, as supplemented, governing the Notes, plus, in either case, accrued and unpaid interest to the Redemption Date (as defined below). The redemption of the Notes is scheduled to occur on February 16, 2025 (the “Redemption Date”). The Corporation intends to fund the redemption with the net proceeds of the Corporation’s registered offering of $1,400,000,000 aggregate principal amount of senior notes completed on January 23, 2025. On and after the Redemption Date, the Notes will no longer be deemed outstanding, interest will cease to accrue thereon and all rights of the holders of the Notes will cease, except for the right to receive the redemption price. This release does not constitute a Notice of Redemption of the Notes.

Computershare Trust Company, N.A. (the “Trustee”) is serving as the paying agent for this transaction. Copies of the Notice of Redemption and additional information relating to the redemption of the Notes may be obtained from the Trustee, 1505 Energy Park Dr., St. Paul, MN 55108, telephone: 1-800-344-5128.

About HF Sinclair Corporation

HF Sinclair Corporation, headquartered in Dallas, Texas, is an independent energy company that produces and markets high-value light products such as gasoline, diesel fuel, jet fuel, renewable diesel and lubricants and other specialty products. HF Sinclair owns and operates refineries located in Kansas, Oklahoma, New Mexico, Wyoming, Washington and Utah. HF Sinclair provides petroleum product and crude oil transportation, terminalling, storage and throughput services to our refineries and the petroleum industry. HF Sinclair markets its refined products principally in the Southwest U.S., the Rocky Mountains extending into the Pacific Northwest and in other neighboring Plains states and supplies high-quality fuels to more than 1,500 branded stations and licenses the use of the Sinclair brand at more than 300 additional locations throughout the country. HF Sinclair produces renewable diesel at two of its facilities in Wyoming and also at its facility in New Mexico. In addition, subsidiaries of HF Sinclair produce and market base oils and other specialized lubricants in the U.S., Canada and the Netherlands, and export products to more than 80 countries.

FOR FURTHER INFORMATION, Contact:

Craig Biery, Vice President, Investor Relations

HF Sinclair Corporation

214-954-6510